Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2017 Results

Fourth Quarter Net Income $353 Million And Adjusted Operating Income $326 Million

Full Year Net Income $817 Million And Adjusted Operating Income $696 Million

•	U.S. Mortgage Insurance (MI) Full Year Adjusted Operating Income Of $311 Million, Increased 24 Percent Compared To 2016

•	Strong Loss Ratio And Capital Levels In The Fourth Quarter For U.S. And Canada MI

•	Net Favorable Deferred Tax Items Of $456 Million, Or $0.91 Per Diluted Share, Primarily Due To Tax Reform And Improved Business Forecasts

•	Annual Review Of Australia MI Premium Earnings Pattern Finalized

•	Updated Premium Recognition Pattern To Reflect Slower Loss Emergence

•	U.S. Generally Accepted Accounting Principles (GAAP) After-Tax Charge Of $152 Million, Or $0.30 Per Diluted Share, For Genworth Financial

•	No Change To Expected Lifetime Profitability Of In-Force

•	U.S. GAAP Annual Assumption Review Complete For U.S. Life Insurance

•	Long Term Care Insurance (LTC) Active Life U.S. GAAP Margins Approximately $0.5 To $1.0 Billion

•	Aggregate Unfavorable Items In U.S. Life Insurance Related To Assumption Updates Of $84 Million After-Tax, Or $0.17 Per Diluted Share, Which Include Universal Life Insurance[1] After-Tax Charges Of $74 Million Primarily Reflecting Updates To Mortality And Interest Rate Assumptions

•	Statutory Results And Cash Flow Testing Results For U.S. Life Insurance Companies Expected To Be Made Available At The Time Of The Form 10-K Filing

•	Holding Company Cash And Liquid Assets Of $870 Million At December 31, 2017

Richmond, VA (February 6, 2018) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended December 31, 2017. The company reported net income2 of $353 million, or $0.70 per diluted share, in the fourth quarter of 2017, compared with a net loss of $122 million, or $0.25 per diluted share, in the fourth quarter of 2016. The adjusted operating income3 for the fourth quarter of 2017 was $326 million, or $0.65 per diluted share, compared with an adjusted operating loss of $137 million, or $0.27 per diluted share, in the fourth quarter of 2016.

[1]	Includes both Universal Life and Term Universal Life.
[2]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.
[3]	This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Strategic Update

Genworth and China Oceanwide Holdings Group Co., Ltd. (Oceanwide) continue to work towards closing their previously announced proposed transaction as soon as possible.

Genworth and Oceanwide have re-filed their joint voluntary notice with the Committee on Foreign Investment in the United States (CFIUS). In connection with the new joint voluntary notice, the parties have provided CFIUS with detailed information about an additional data security risk mitigation proposal involving a U.S. third-party service provider. The acceptance of the refiling of a joint voluntary notice by CFIUS triggers a new 30-day review period, which may be followed by an additional 45-day investigation period. Additional information about the CFIUS review process can be found in the definitive proxy statement filed by Genworth with the Securities and Exchange Commission on January 25, 2017.

The parties also continue to engage with the Delaware Department of Insurance (Delaware). The delay in the review process is due to the difference in opinion of the fair market value for Genworth Life and Annuity Insurance Company (GLAIC), which must be agreed upon in order to complete the unstacking transaction. The parties continue to work towards an acceptable solution in order to move forward in the transaction approval process.

In addition to clearance by CFIUS and approval from Delaware, the closing of the proposed transaction remains subject to the receipt of required regulatory approvals in the U.S., China, and other international jurisdictions and other closing conditions. Genworth and Oceanwide continue to be actively engaged with the relevant regulators regarding the pending applications.

Due to the delay in obtaining regulatory approvals and the closing of the proposed transaction, Genworth has decided to pursue a secured debt transaction in order to address its upcoming 2018 debt maturity. More details with respect to the terms and structure of the secured debt transaction will be announced upon the planned launch in the near future.

“Our strong full year and fourth quarter results, as well as the continued progress towards achieving our multi-year LTC rate action plan, demonstrate Genworth’s operational discipline and focus on maximizing long-term value for our stakeholders,” said Tom McInerney, president and CEO of Genworth. “We continue to believe the transaction with Oceanwide represents the greatest and most certain value for our stockholders, and we are pursuing a secured debt transaction to address our 2018 debt obligation, and are continuously evaluating the strategic alternatives we may need to exercise to insulate our U.S. mortgage insurance business from continued ratings pressure.”

LU Zhiqiang, chairman of Oceanwide, added: “Despite the delays in receiving regulatory approvals, Oceanwide continues to work diligently with Genworth towards closing the transaction as soon as possible. We remain committed to the transaction, which would provide Oceanwide with the opportunity to enhance our global insurance expertise and bring better insurance market solutions to China.”

Financial Performance

Consolidated Net Income (Loss) & Adjusted Operating Income (Loss)
	Three months ended December 31 (Unaudited)				Total % change		Twelve months ended December 31 (Unaudited)				Total % change
	2017		2016				2017		2016
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share			Total	Per diluted share	Total	Per diluted share
Net income (loss) available to Genworth’s common stockholders	$353	$0.70	$(122)	$(0.25)	NM	[4]	$817	$1.63	$(277)	$(0.56)	NM	[4]
Adjusted operating income (loss)	$326	$0.65	$(137)	$(0.27)	NM	[4]	$696	$1.39	$(316)	$(0.63)	NM	[4]
Weighted-average diluted shares[5]	502.1		498.4				501.4		498.3

	Three months ended December 31 (Unaudited)
	2017	2016
Book value per share	$26.88	$25.37
Book value per share, excluding accumulated other comprehensive income (loss)	$20.82	$19.16

Net income in the fourth quarter of 2017 benefited from net investment gains, net of taxes and other adjustments, of $27 million. Net income in the fourth quarter of 2016 benefited from net investment gains, net of taxes and other adjustments, of $19 million.

Net investment income was $812 million in the quarter, up from $797 million in the prior quarter and $786 million in the prior year. Net investment income continues to reflect variability in prepayment speed adjustments related to residential mortgage-backed securities and other variable investment income that was higher than last year. The reported yield and the core yield1 for the quarter were 4.60 percent and 4.50 percent, respectively.

[4]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.
[5]	Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 2.5 million and 2.0 million for the three and twelve months ended December 31, 2016, respectively, would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations in these periods, dilutive potential weighted-average common shares outstanding would have been 500.9 million and 500.3 million for the three and twelve months ended December 31, 2016, respectively.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q4 17	Q3 17	Q4 16
U.S. Mortgage Insurance	$74	$73	$61
Canada Mortgage Insurance	43	37	39
Australia Mortgage Insurance	(125)	12	14
U.S. Life Insurance	(69)	(1)	(154)
Runoff	13	13	6
Corporate and Other	390	(58)	(103)

Total Adjusted Operating Income (Loss)	$326	$76	$(137)

Adjusted operating income (loss) represents income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income (loss) of segments and Corporate and Other activities is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q4 17	Q3 17	Q4 16
Adjusted operating income	$74	$73	$61
New insurance written
Primary Flow	$10,200	$11,300	$11,100
Loss ratio	22%	20%	28%

U.S. MI reported adjusted operating income of $74 million, compared with $73 million in the prior quarter and $61 million in the prior year. The loss ratio in the current quarter was 22 percent, up two points sequentially and down six points from the prior year. Losses in the quarter included approximately $5 million pre-tax for incremental delinquencies related to hurricane impacted areas, which negatively impacted the loss ratio by three points.

Flow New Insurance Written (NIW) of $10.2 billion decreased 10 percent from the prior quarter from a seasonally smaller purchase originations market, and decreased eight percent versus the prior year primarily from a decline in market share. During the fourth quarter of 2017, the company’s concentration of single premium flow NIW was down slightly from the prior quarter and up moderately from the prior year as it continues its selective participation in this market. U.S. MI’s flow insurance in force increased 11 percent versus the prior year driven primarily by strong NIW and persistency.

Canada Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q4 17	Q3 17	Q4 16
Adjusted operating income	$43	$37	$39
New insurance written
Flow	$3,600	$4,400	$3,900
Bulk	$800	$600	$3,700
Loss ratio	9%	14%	18%

Canada MI reported adjusted operating income of $43 million versus $37 million in the prior quarter and $39 million in the prior year. The loss ratio in the quarter was nine percent, down five points sequentially primarily from a lower average reserve per delinquency resulting from a change in the regional mix of delinquencies. The loss ratio was down nine points compared to the prior year from a decrease in new delinquencies, net of cures, and lower average reserve per delinquency reflecting the ongoing housing market strength and underlying economic conditions.

Flow NIW was down 20 percent6 sequentially primarily from a seasonally smaller originations market and down 13 percent6 from the prior year primarily from a smaller market size from regulatory changes introduced in late 2016. Bulk NIW decreased versus the prior year as a result of regulatory changes introduced in 2016 and 2017.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q4 17	Q3 17	Q4 16
Adjusted operating income (loss)	$(125)	$12	$14
New insurance written
Flow	$4,200	$3,700	$5,000
Bulk	$—	$600	$—
Loss ratio	(7)%	37%	30%

Australia MI reported an adjusted operating loss of $125 million versus adjusted operating income of $12 million in the prior quarter and adjusted operating income of $14 million in the prior year. Current period results included an unfavorable $141 million impact from a new premium recognition pattern effective October 1, 2017. The entire U.S. GAAP adjustment was $152 million but a portion was in tax expense in Corporate and Other activities. The annual review of its premium recognition pattern that concluded in the quarter revealed that the duration of time between policy inception and the first missed payment date has lengthened compared to past assumptions, therefore requiring a re-estimation of the unearned premium reserve and a corresponding offset to earned premiums. The longer estimated duration assumptions were driven by two factors: 1) the mining downturn predominantly seen in Western Australia and Queensland and 2) a prolonged period of low

[6]	Percent change excludes the impact of foreign exchange.

interest rates that has resulted in a strong housing market outside of the previously mentioned areas. The new premium recognition pattern was not the result of increased claim or loss expectations but only that the duration of time between policy inception and the first missed payment has lengthened. For U.S. GAAP, the accounting policy requires a retrospective adjustment of the earnings curve and is therefore larger than the impact recorded under Australia accounting standards, which is prospective in application.

The loss ratio in the quarter was negative seven percent. The change in the earnings recognition pattern reduced the loss ratio by 35 points. Excluding the impact from the change in the earnings recognition pattern, the loss ratio was down nine points sequentially from seasonally lower new delinquencies, net of cures, and down two points from the prior year.

Flow NIW was up 14 percent6 sequentially from higher activity with certain customers and down 18 percent6 from the prior year primarily from lower market penetration.

U.S. Life Insurance

Operating Metrics
(Amounts in millions)	Q4 17	Q3 17	Q4 16
Adjusted operating income (loss)
Long Term Care Insurance	$17	$(5)	$(1)
Life Insurance	(85)	(9)	(193)
Fixed Annuities	(1)	13	40

Total U.S. Life Insurance	$(69)	$(1)	$(154)

Sales
Long Term Care Insurance
Individual	$1	$2	$1
Group	4	1	1
Life Insurance
Universal Life	2	1	—
Fixed Annuities	1	3	—

Long Term Care Insurance

Long term care insurance reported adjusted operating income of $17 million, compared with an adjusted operating loss of $5 million in the prior quarter and an adjusted operating loss of $1 million in the prior year.

During the quarter, the company completed its annual review of U.S. GAAP active life margins, or loss recognition testing. As of December 31, 2016, the U.S. GAAP loss recognition testing margins for the LTC business were approximately $1.0 to $1.5 billion. In 2017, these margins were reduced to approximately $0.5 to $1.0 billion as higher costs relating primarily to changes to expected future incidence of claims were partially offset by the higher modeled benefit of planned future in force rate actions. The company continues to separately test its LTC acquired block (representing business written prior to late 1995) for recoverability as part of testing its U.S. GAAP loss recognition margins. The U.S. GAAP loss recognition testing margin for the LTC acquired block was positive and consistent with prior year.

Results for the quarter included an after-tax reduction to claims reserves of $20 million primarily driven by assumption changes related to claims administrative expenses. Compared to the prior quarter and prior year, results reflected less favorable existing claim terminations as well as continued growth of new claims, heightened by lower benefit from ceded claims as an existing reinsurance agreement runs off. Reserve reductions associated with reduced benefit elections related to premium rate increases from in force policyholders remained stable versus prior quarter and $7 million after-tax higher versus prior year.

Life Insurance

Life insurance reported an adjusted operating loss of $85 million, compared with $9 million in the prior quarter and $193 million in the prior year. During the quarter, the company completed its annual review of life insurance assumptions and recorded an after-tax charge of $74 million primarily driven by assumption changes due to emerging mortality experience as well as adjustments from lower forward interest rates. Results in the prior year included an after-tax charge of $196 million related to the company’s annual review of life insurance assumptions. Compared to the prior year, the current quarter reflected higher lapses resulting in lower premiums and accelerated write-off of deferred acquisition costs (DAC) primarily associated with large 15-year and 20-year term life insurance blocks entering their post-level premium periods. Results versus the prior quarter reflect lower seasonal premiums and increased mortality in the company’s term life block of business. The prior quarter included a $15 million after-tax charge for model refinements.

Fixed Annuities

Fixed annuities reported an adjusted operating loss of $1 million, compared with adjusted operating income of $13 million in the prior quarter and adjusted operating income of $40 million in the prior year. Results in the quarter included a net after-tax charge of $30 million from loss recognition testing and assumption updates. The current quarter also reflected favorable mortality and higher variable investment income compared to the prior quarter. Results in the prior quarter included a $6 million after-tax charge from loss recognition testing associated with lower forward interest rates on the single premium immediate annuity block. Results in the prior year included a $6 million after-tax favorable adjustment related to state guaranty funds and a $10 million after-tax favorable impact related to an update of lapse assumptions and other refinements.

Runoff

Runoff reported adjusted operating income of $13 million compared with $13 million in the prior quarter and $6 million in the prior year, reflecting continued strong equity market performance supporting the company’s variable annuity business.

Corporate And Other

Corporate and Other reported adjusted operating income of $390 million, compared with an adjusted operating loss of $58 million in the prior quarter and an adjusted operating loss of $103 million in the prior year. Results in the current quarter included a net favorable impact of $456 million related to deferred taxes due to the combination of tax reform, business forecast improvements and other items. Results also included an unfavorable $11 million tax charge related to the Australia MI premium earnings pattern update.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q4 17	Q3 17	Q4 16
U.S. MI
Consolidated Risk-To-Capital Ratio[7]	12.7:1	12.8:1	14.4:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[7]	12.9:1	12.9:1	14.5:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[8]	121%	122%	115%
Canada MI
Minimum Capital Test (MCT) Ratio[7]	168%	165%	245%
Australia MI
Prescribed Capital Amount (PCA) Ratio[7]	193%	184%	157%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[7]	N/A [9]	320%	329%
Holding Company Cash[10] and Liquid Assets[11]	$870	$829	$1,098

Key Points

•	U.S. MI’s PMIERs sufficiency ratio decreased slightly to 121 percent as an increase in operating cash flows and increased value of available assets was mostly offset by the impact of incremental delinquencies in hurricane impacted areas and higher required assets associated with new business. The PMIERs sufficiency ratio was negatively impacted by approximately four points related to the incremental hurricane delinquencies;

•	U.S. MI executed an excess of loss reinsurance transaction with a panel of reinsurers covering the 2018 book year, effective January 1, 2018. PMIERs capital credit is contingent upon subsequent GSE approval. The transaction is similar to other reinsurance transactions on prior book years;

[7]	Company estimate for the fourth quarter of 2017, due to timing of the filing of statutory statements. The MCT Ratio for Canada MI in the fourth and third quarters of 2017 reflects the new regulatory framework effective January 1, 2017.
[8]	Calculated as available assets divided by required assets as defined within PMIERs. As of December 31, 2017, September 30, 2017 and December 31, 2016, the PMIERs sufficiency ratios were in excess of approximately $550 million, $500 million and $350 million, respectively, of available assets above the PMIERs requirements. Company estimate for the fourth quarter of 2017.
[9]	U.S. life insurance companies’ statutory results are expected to be made available at the time of the Form 10-K filing.
[10]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[11]	Comprises cash and cash equivalents of $795 million, $754 million and $998 million, respectively, and U.S. government bonds of $75 million, $75 million and $100 million, respectively, as of December 31, 2017, September 30, 2017 and December 31, 2016.

•	Canada MI’s MCT ratio as of December 31, 2017 is estimated to be 168 percent, above both the regulatory minimum requirement of 150 percent and a target range of 160 to 165 percent;

•	Australia MI’s capital levels improved sequentially to 193 percent driven primarily by continued portfolio seasoning; the new earnings recognition pattern had a negligible impact on the PCA ratio;

•	U.S. life insurance companies’ statutory results are expected to be made available at the time of the Form 10-K filing;

•	The holding company ended the quarter with $870 million of cash and liquid assets, which is in excess of the company’s target of one and one-half times expected annual debt interest payments plus an additional $350 million; and

•	$175 million of holding company cash is committed to facilitate the separation and isolation of the LTC business.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call And Financial Supplement Information

This press release and the fourth quarter 2017 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on February 7, 2018. Investors are encouraged to review these materials.

Genworth will conduct a conference call on February 7, 2018 at 9:00 a.m. (ET) to discuss business results and provide an update on strategic objectives including the pending transaction with China Oceanwide Holdings Group Co., Ltd. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 5055703. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through February 21, 2018 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 5055703. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth’s common stockholders and adjusted operating income (loss) assume a 35 percent tax rate (unless otherwise indicated) and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for deferred acquisition costs (DAC) and other intangible amortization and certain benefit reserves.

In June 2016, the company completed the sale of its term life insurance new business platform and recorded a pre-tax gain of $12 million. In May 2016, the company completed the sale of its mortgage insurance business in Europe and recorded an additional pre-tax loss of $2 million. In the first quarter of 2016, the company recorded an estimated pre-tax loss of $7 million and a tax benefit of $27 million related to the planned sale of the mortgage insurance business in Europe. These transactions were excluded from adjusted operating income (loss) for the periods presented as they related to a gain (loss) on the sale of businesses.

In June 2016, the company settled restricted borrowings of $70 million related to a securitization entity and recorded a $64 million pre-tax gain related to the early extinguishment of debt. In January 2016, the company paid a pre-tax make-whole expense of $20 million related to the early redemption of Genworth Holdings, Inc.’s (Genworth Holdings) 2016 notes. The company also repurchased $28 million principal amount of Genworth Holdings’ notes with various maturity dates for a pre-tax gain of $4 million in the first quarter of 2016. These transactions were excluded from adjusted operating income (loss) for the periods presented as they related to a gain (loss) on the early extinguishment of debt.

In the first quarter of 2016, the company completed a life block transaction resulting in a pre-tax loss of $9 million in connection with the early extinguishment of non-recourse funding obligations.

In the third and first quarters of 2017, the company recorded a pre-tax expense of $1 million related to restructuring costs as part of an expense reduction plan as the company evaluates and appropriately sizes its organizational needs and expenses. In the third, second and first quarters of 2016, the company also recorded a pre-tax expense of $2 million, $5 million and $15 million, respectively, related to restructuring costs.

There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented other than fees incurred during the first quarter of 2016 related to Genworth Holdings’ bond consent solicitation of $18 million for broker, advisor and investment banking fees.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth’s common stockholders to adjusted operating income (loss) for the three and twelve months ended December 31, 2017 and 2016, as well as for the three months ended September 30, 2017, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) new insurance written for mortgage insurance; (2) annualized first-year premiums for long term care and term life insurance products; (3) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (4) 10 percent of premium deposits for linked-benefits products; and (5) new and additional premiums/deposits for fixed annuities. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written, annualized first-year premiums/deposits, premium equivalents and new premiums/deposits to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to adjusted operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•	risks related to the proposed transaction with China Oceanwide Holdings Group Co., Ltd. (China Oceanwide) including: the company’s inability to complete the transaction in a timely manner or at all; the company’s inability to find suitable mitigation options to address CFIUS’s interest and obtain regulatory approvals, or the possibility that such mitigation options or regulatory approvals may further delay the transaction including as a result of valuation differences with Delaware regarding GLAIC, or will not be received prior to April 1, 2018 (and either or both of the parties may not be willing to further waive their end date termination rights beyond April 1, 2018) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals, including any mitigation approaches that may be necessary to obtain CFIUS approval (including conditions or measures that either or both of the parties may be unwilling to accept or undertake under the terms of the existing agreements or at all); existing and potential legal proceedings may be instituted against the company that may delay the transaction, make it more costly or ultimately preclude it; the risk that the proposed transaction disrupts the company’s current plans and operations as a result of the announcement and consummation of the transaction; certain restrictions during the pendency of the transaction that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the transaction; further rating agency actions and downgrades in the company’s debt or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the transaction; the amount of the costs, fees, expenses and other charges related to the transaction may be material; the risks related to diverting management’s attention from the company’s ongoing business operations; the merger agreement may be terminated in circumstances that would require the company to pay China Oceanwide a fee; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

•	strategic risks in the event the proposed transaction with China Oceanwide is not consummated including: the company’s inability to successfully execute on any of its strategic plans to effectively address its current business challenges (including with respect to the restructuring of its U.S. life insurance businesses, debt obligations, including the debt maturing in May 2018, cost savings, ratings and capital), including as a result of a failure to complete the China Oceanwide transaction or the inability to pursue alternative strategic plans pending the transaction; the company’s inability to continue to sell long term care insurance policies; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; an inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required; a failure to obtain any required regulatory, stockholder, noteholder approvals and/or other third-party approvals or consents for such alternative strategic plans; the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; an inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges;

•	risks relating to estimates, assumptions and valuations including: risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves and margin reviews, including risks that additional information obtained in finalizing its margin review or other changes to assumptions or methodologies materially affect the impact on margins; inadequate reserves and the need to increase reserves (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long-term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (“DAC”) and present value of future profits (“PVFP”) (including as a result of any changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long-term care insurance business); adverse impact on the company’s results of operations, including its loss ratios as a result of its annual review of the premium earnings pattern for its mortgage insurance businesses; and changes in valuation of fixed maturity, equity and trading securities;

•	risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates (particularly given the historically low interest rate environment) have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•	regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to meet or maintain the private mortgage insurer eligibility requirements (“PMIERs”); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and changes in accounting and reporting standards;

•	liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the company’s inability to complete a secured debt transaction); future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•	operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; availability, affordability and adequacy of reinsurance to protect the company against losses; competition; competition in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (“GSEs”) offering mortgage insurance; the design and effectiveness of its disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•	insurance and product-related risks including: the company’s inability to increase sufficiently, and in a timely manner, premiums on in force long term care insurance policies and/or reduce in force benefits, and charge higher premiums on new policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums), including to offset any impact on the company’s margins in connection with its annual review of its long term care insurance claim reserves and margin reviews; its inability to reflect future premium increases and other management actions in its margin calculation as anticipated, including in connection with its margin reviews; failure to sufficiently increase new sales for the company’s long term care insurance products; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•	other risks including: occurrence of natural or man-made disasters or a pandemic; impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenues:
Premiums	$622	$1,131	$4,004	$4,160
Net investment income	812	786	3,200	3,159
Net investment gains (losses)	45	41	265	72
Policy fees and other income	207	240	826	978

Total revenues	1,686	2,198	8,295	8,369

Benefits and expenses:
Benefits and other changes in policy reserves	1,383	1,530	5,179	5,245
Interest credited	152	173	646	696
Acquisition and operating expenses, net of deferrals	247	283	1,022	1,273
Amortization of deferred acquisition costs and intangibles	119	193	435	498
Interest expense	75	75	284	337

Total benefits and expenses	1,976	2,254	7,566	8,049

Income (loss) from continuing operations before income taxes	(290)	(56)	729	320
Provision (benefit) for income taxes	(555)	3	(207)	358

Income (loss) from continuing operations	265	(59)	936	(38)
Loss from discontinued operations, net of taxes	—	(4)	(9)	(29)

Net income (loss)	265	(63)	927	(67)
Less: net income (loss) attributable to noncontrolling interests	(88)	59	110	210

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$353	$(122)	$817	$(277)

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.71	$(0.24)	$1.66	$(0.50)

Diluted	$0.70	$(0.24)	$1.65	$(0.50)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.71	$(0.25)	$1.64	$(0.56)

Diluted	$0.70	$(0.25)	$1.63	$(0.56)

Weighted-average shares outstanding:
Basic	499.2	498.4	499.0	498.3

Diluted[5]	502.1	498.4	501.4	498.3

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30, 2017
	2017	2016	2017	2016
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$353	$(122)	$817	$(277)	$107
Add: net income (loss) attributable to noncontrolling interests	(88)	59	110	210	68

Net income (loss)	265	(63)	927	(67)	175
Loss from discontinued operations, net of taxes	—	(4)	(9)	(29)	(9)

Income (loss) from continuing operations	265	(59)	936	(38)	184
Less: income (loss) from continuing operations attributable to noncontrolling interests	(88)	59	110	210	68

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	353	(118)	826	(248)	116
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[12]	(41)	(28)	(202)	(66)	(62)
(Gains) losses on sale of businesses	—	—	—	(3)	—
(Gains) losses on early extinguishment of debt, net	—	—	—	(48)	—
Losses from life block transactions	—	—	—	9	—
Expenses related to restructuring	—	—	2	22	1
Fees associated with bond consent solicitation	—	—	—	18	—
Taxes on adjustments	14	9	70	—	21

Adjusted operating income (loss)	$326	$(137)	$696	$(316)	$76

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$74	$61	$311	$250	$73

Canada Mortgage Insurance segment	43	39	157	146	37

Australia Mortgage Insurance segment	(125)	14	(88)	62	12

U.S. Life Insurance segment:
Long Term Care Insurance	17	(1)	59	(200)	(5)
Life Insurance	(85)	(193)	(79)	(83)	(9)
Fixed Annuities	(1)	40	42	68	13

Total U.S. Life Insurance segment	(69)	(154)	22	(215)	(1)

Runoff segment	13	6	51	28	13

Corporate and Other	390	(103)	243	(587)	(58)

Adjusted operating income (loss)	$326	$(137)	$696	$(316)	$76

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.71	$(0.25)	$1.64	$(0.56)	$0.21

Diluted	$0.70	$(0.25)	$1.63	$(0.56)	$0.21

Adjusted operating income (loss) per share:
Basic	$0.65	$(0.27)	$1.40	$(0.63)	$0.15

Diluted	$0.65	$(0.27)	$1.39	$(0.63)	$0.15

Weighted-average common shares outstanding:
Basic	499.2	498.4	499.0	498.3	499.1

Diluted[5]	502.1	498.4	501.4	498.3	501.6

[12]	For the three months ended December 31, 2017 and 2016, the years ended December 31, 2017 and 2016 and the three months ended September 30, 2017, net investment gains (losses) were adjusted for DAC and other intangible amortization and certain benefit reserves of $(3) million, $1 million, $(3) million, $(14) million and zero, respectively, and adjusted for net investment gains (losses) attributable to non-controlling interests of $7 million, $12 million, $66 million, $20 million and $23 million, respectively.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31,	December 31,
	2017	2016
Assets
Cash, cash equivalents and invested assets	$76,911	$75,012
Deferred acquisition costs	2,329	3,571
Intangible assets and goodwill	301	348
Reinsurance recoverable	17,569	17,755
Deferred tax and other assets	957	673
Separate account assets	7,230	7,299

Total assets	$105,297	$104,658

Liabilities and equity
Liabilities:
Future policy benefits	$38,472	$37,063
Policyholder account balances	24,195	25,662
Liability for policy and contract claims	9,594	9,256
Unearned premiums	3,967	3,378
Deferred tax and other liabilities	1,937	2,969
Borrowings related to securitization entities	40	74
Non-recourse funding obligations	310	310
Long-term borrowings	4,224	4,180
Separate account liabilities	7,230	7,299

Total liabilities	89,969	90,191

Equity:
Common stock	1	1
Additional paid-in capital	11,977	11,962

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,075	1,253
Net unrealized gains (losses) on other-than-temporarily impaired securities	10	9

Net unrealized investment gains (losses)	1,085	1,262

Derivatives qualifying as hedges	2,065	2,085
Foreign currency translation and other adjustments	(123)	(253)

Total accumulated other comprehensive income (loss)	3,027	3,094
Retained earnings	1,113	287
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	13,418	12,644
Noncontrolling interests	1,910	1,823

Total equity	15,328	14,467

Total liabilities and equity	$105,297	$104,658

Impact of Foreign Exchange on Flow New Insurance Written13

Three months ended December 31, 2017

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[14]
Canada Mortgage Insurance (MI):
Flow new insurance written	(8)%	(13)%
Flow new insurance written (4Q17 vs. 3Q17)	(18)%	(20)%

Australia MI:
Flow new insurance written	(16)%	(18)%
Flow new insurance written (4Q17 vs. 3Q17)	14%	14%

[13]	All percentages are comparing the fourth quarter of 2017 to the fourth quarter of 2016 unless otherwise stated.
[14]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

Three months ended December 31, 2017

(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$76.3
Subtract:
Securities lending	0.3
Unrealized gains (losses)	5.4

Adjusted end of period invested assets	$70.6

Average Invested Assets Used in Reported Yield Calculation	$70.6
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[15]	—

Average Invested Assets Used in Core Yield Calculation	$70.6

(Income - amounts in millions)
Reported Net Investment Income	$812
Subtract:
Bond calls and commercial mortgage loan prepayments	13
Other non-core items[16]	3
Restricted commercial mortgage loans and other invested assets related to securitization entities[15]	2

Core Net Investment Income	$794

Reported Yield	4.60%

Core Yield	4.50%

[15]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[16]	Includes cost basis adjustments on structured securities and various other immaterial items.